PROSPECTUS SUPPLEMENT #2	FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED MAY 10, 2005)	REGISTRATION NO. 333-120675

$80,000,000

AQUANTIVE, INC.
2.25% CONVERTIBLE SUBORDINATED NOTES DUE 2024

     This prospectus supplement relates to the resale by the holders (the “Selling Securityholders”) of 2.25% Convertible Subordinated Notes due 2024 (the “Notes”) of aQuantive, Inc. (the “Company”) and the shares of common stock issued upon conversion of the Notes.

     This prospectus supplement should be read in conjunction with the prospectus dated May 10, 2005, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

     The table appearing under the heading “Selling Securityholders” in the prospectus is superseded by the table below:

	Principal Amount of Notes		Shares of Common Stock
			Number		Number
	Beneficially		Beneficially		Beneficially	Percentage
	Owned		Owned		Owned	Outstanding
	and	Percentage	Prior to	Number	Following	Following
	Offered	of Notes	the	Offered	the	the
Name (1)	Hereby	Outstanding	Conversion (2)	Hereby (3)	Offering (4)	Offering
Calyon Securities (USA) Inc.	2,000,000	2.5	—	154,080	—	—

Celebrity IAM Ltd	2,750,000	3.4	—	211,860	—	—

Citadel Equity Fund Ltd.	10,000,000	12.5	—	770,400	—	—

CNH CA Master Account L.P	2,250,000	2.8	—	173,340	—	—

CSS, LLC	3,500,000	4.4	—	269,640	—	—

DBAG London	16,446,000	20.6	—	1,266,999	—	—

Descartes Offshore Ltd.	5,000,000	6.3	—	385,200	—	—

Descartes Partners L.P.	1,750,000	2.2	—	134,820	—	—

DKR SoundShore Oasis Holding Fund Ltd.	1,600,000	2.0	—	123,264	—	—

DKR SoundShore Opportunity Holding Fund Ltd.	4,950,000	6.2	—	381,348	—	—

DKR SoundShore Strategic Holding Fund Ltd.	400,000	*	—	30,816	—	—

Lyxor/Context Fund, Ltd.	375,000	*	—	28,890	—	—

Man Convertible Bond Master Fund, Ltd	5,900,000	7.4	—	454,536	—	—

Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	8,000,000	10.0	—	616,320	—	—

Sterling Invest. Co	2,000,000	2.5	—	154,080	—	—

Wolverine Convertible Arbitrage Fund, Ltd	2,500,000	3.1	—	192,600	—	—

Sub-total	69,421,000	86.8	—	5,348,193	339,520	*

Any other holder of notes or future transferee, pledge, donee or successor of any holder not named herein (5)(6)	10,579,000	13.2	N/A	815,006	N/A	N/A

Total	80,000,000	100		6,163,199

*	Less than 1%.

(1)	Also includes any sale of the notes and the underlying shares of common stock by transferees, pledgees, donees or other successors in interest that receive such securities by gift, partnership distribution or other non-sale-related transfer from the named selling securityholders.

(2)	Figures in this column do not include the shares of common stock issuable on conversion of the notes that are listed in the column entitled “Number Offered Hereby.”

(3)	Assumes conversion of all of the holder’s notes at a conversion price of approximately $12.98 per share and the subsequent offer for sale of all shares of common stock issuable on conversion of the notes. However, this conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the amount of shares of common stock issuable on conversion of the notes may increase or decrease in the future.

(4)	Assumes sale, transfer or other disposition of all shares of common stock issuable on conversion of the notes.

(5)	Information about other selling securityholders will be set forth in post-effective amendments or supplements to this prospectus, if required.

(6)	Assumes that any other holders of notes, or any future transferees, pledges, donees or successors of or from any such other holders of notes, do not beneficially own any shares of common stock other than the shares of common stock issuable on conversion of the notes at the initial conversion rate.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is dated June 13, 2005